UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               ARCH WIRELESS, INC.
                               -------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    039392105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 22 Pages

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 2 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  DAVIDSON KEMPNER INTERNATIONAL, LTD.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  BRITISH VIRGIN ISLANDS

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    CO

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 3 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 4 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  DAVIDSON KEMPNER PARTNERS

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  NEW YORK

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 5 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  M. H. DAVIDSON & CO.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  NEW YORK

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 6 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  M. H. DAVIDSON & CO., L.L.C. 401(k) PLAN

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  NEW YORK

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    OO

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 7 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  DELAWARE

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    OO

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 8 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  DAVIDSON KEMPNER ADVISERS INC.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  NEW YORK

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    CO

                                  SCHEDULE 13G

CUSIP No.  039392105                                          Page 9 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  MHD MANAGEMENT CO.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  NEW YORK

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    PN

                                  SCHEDULE 13G

CUSIP No.  039392105                                         Page 10 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  MARVIN H. DAVIDSON

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IA; HC

                                  SCHEDULE 13G

CUSIP No.  039392105                                         Page 11 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  THOMAS L. KEMPNER, JR.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IA; HC

                                  SCHEDULE 13G

CUSIP No.  039392105                                         Page 12 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  STEPHEN M. DOWICZ

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IN; HC

                                  SCHEDULE 13G

CUSIP No.  039392105                                         Page 13 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  SCOTT E. DAVIDSON

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IN; HC

                                  SCHEDULE 13G

CUSIP No.  039392105                                         Page 14 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  MICHAEL J. LEFELL

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IN; HC

                                  SCHEDULE 13G

CUSIP No.  039392105                                         Page 15 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  TIMOTHY I. LEVART

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED KINGDOM

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IN; HC

                                  SCHEDULE 13G

CUSIP No.  039392105                                         Page 16 of 22 Pages


1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ROBERT J. BRIVIO, JR.

2        Check the Appropriate Box If a Member of a Group (See Instructions)
                                               a. [ ]
                                               b. [X]

3        SEC Use Only

4        Citizenship or Place of Organization

                  UNITED STATES

                            5             Sole Voting Power
Number of                                          0
  Shares
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With
                            8             Shared Dispositive Power
                                                   0

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0

10 Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                    [ ]

11       Percent of Class Represented By Amount in Row (9)

                                    0%

12       Type of Reporting Person (See Instructions)

                                    IN; HC

                                                             Page 17 of 22 Pages


Item 1(a)         Name of Issuer:

                  Arch Wireless, Inc. (the "Issuer")

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581

Item 2(a)         Name of Person Filing:

                  The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i) Davidson Kempner International Ltd. ("DKIL");

                  ii) Davidson Kempner Institutional Partners, L.P. ("DKIP");

                  iii) Davidson Kempner Partners ("DKP");

                  iv) M.H. Davidson & Co. ("CO");

                  v) M.H. Davidson & Co., L.L.C. 401(k) Plan (the "Plan");

                  vi) Davidson Kempner International Advisors, L.L.C. ("DKIA");

                  vii) Davidson Kempner Advisers Inc. ("DKAI");

                  viii) MHD Management Co. ("MHD")'

                  ix) Marvin H. Davidson ("Mr. Marvin Davidson");

                  x) Thomas L. Kempner, Jr. ("Mr. Kempner");

                  xi) Stephen M. Dowicz ("Mr. Dowicz");

                  xii) Scott E. Davidson ("Mr. Scott Davidson");

                  xiii) Michael J. Leffell ("Mr. Leffell");

                  xiv) Timothy I. Levart ("Mr. Levart); and

                  xv) Robert J. Brivio, Jr. ("Mr. Brivio").

                  This statement relates to shares (as defined herein) formerly held or the accounts of DKIA, DKIL, DKIP, DKP and CO. In addition, each of Messrs. Kempner, Dowicz, Scott Davidson, Leffell, Levart and Brivio may be deemed to beneficially own the Shares formerly held for the account of the Plan.

                  Each of Messrs. Marvin Davidson, Kempner, Dowicz, Scott Davidson, Leffell, Levart and Brivio (collectively, the "Principals"), are the general partners of CO and the sole stockholders of DKAI, the general partner of DKIP. The Principals are also the general partners of MHD, the general partner of DKP. Finally, the Principals are the sole stockholders of DKIA, the manager of DKIL and, in such capacity, may be deemed to have voting and dispositive power over the Shares formerly held for the account of DKIL. As a result of these relationships, each of the Principals may be deemed to have voting and

                                                             Page 18 of 22 Pages


dispositive power over the Shares formerly held for the accounts of CO, DKIL, DKIP, DKP and DKIA. Finally, each of the Principals, with the exception of Mr. Marvin Davidson, serve as trustees of the Plan. As a result, each of the Principals, with the exception of Mr. Marvin Davidson, may also be deemed to have voting and dispositive power over the Shares formerly held for the account of the Plan.

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  The address of the principal business office of each of the Reporting Persons is 885 Third Avenue, New York, NY 10022.

Item 2(c)         Citizenship:

                  1) DKIL is a British Virgin Islands corporation;

                  2) DKIP is a Delaware limited partnership;

                  3) DKP is a New York limited partnership;

                  4) CO is a New York limited partnership;

                  5) The Plan is an employee benefit plan;

                  6) DKIA is a Delaware limited liability company;

                  7) DKAI is a New York corporation;

                  8) MHD is a New York limited partnership;

                  9) Mr. Marvin Davidson is a citizen of the United States;

                  10) Mr. Kempner is a citizen of the United States;

                  11) Mr. Dowicz is a citizen of the United States;

                  12) Mr. Scott Davidson is a citizen of the United States;

                  13) Mr. Lefell is a citizen of the United States;

                  14) Mr. Levart is a citizen of the United Kingdom; and

                  15) Mr. Brivio is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share (the "Shares").

                                                             Page 19 of 22 Pages


Item 2(e)         CUSIP Number:

                  039392105

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

                  As of December 31, 2003, each of the Reporting Persons may be deemed the beneficial owner of 0 Shares.

Item 4(b)         Percent of Class:

                  The number of Shares of which each of the Reporting Persons may be deemed to be the beneficial owner constitutes 0% of the total number of Shares outstanding.

Item 4(c)         Number of shares as to which such person has:

Each  of  DKIL,  DKIP,  DKP,  CO, the Plan, DKIA, DKAI, MHD, Mr. Marvin
-----------------------------------------------------------------------
Davidson, Mr. Kempner, Mr. Dowicz, Mr. Scott Davidson, Mr. Leffell, Mr.
-----------------------------------------------------------------------
Levart and Mr. Brivio
---------------------
(i)   Sole power to vote or direct the vote:                                   0
(ii)  Shared power to vote or to direct the vote                               0
(iii) Sole power to dispose or to direct the disposition of                    0
(iv)  Shared power to dispose or to direct the disposition of                  0

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the Shares, check the following [X].

Item 6.           Ownership  of  More  than  Five  Percent  on Behalf of Another
                  Person:

                  (i) The shareholders of CO have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held by CO in accordance with their ownership interests in CO.

                  (ii) The shareholders of DKIL have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held by DKIL in accordance with their ownership interests in DKIL.

                                                             Page 20 of 22 Pages

                  (iii) The partners of DKIP have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held by DKIP in accordance with their partnership interests in DKIP.

                  (iv) The partners of DKP have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held by DKP in accordance with their partnership interests in DKP.

                  (v) The participants in the Plan have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Shares held by the Plan in accordance with their interests in the Plan.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                                             Page 21 of 22 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 5, 2004          DAVIDSON KEMPNER INTERNATIONAL, LTD.

                                By: Davidson Kempner International Advisors, LLC
                                    Its General Partner

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Member

Date: February 5, 2004          DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

                                By: Davidson Kempner Advisers Inc.
                                    Its General Partner

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Secretary

Date: February 5, 2004          DAVIDSON KEMPNER PARTNERS

                                By: MHD Management Co.
                                    Its General Partner

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: General Partner

Date: February 5, 2004          M.H. DAVIDSON & CO., L.L.C.

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Member

Date: February 5, 2004          M.H. DAVIDSON & CO. 401(k) PLAN

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Trustee

Date: February 5, 2004          DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Member

                                                             Page 22 of 22 Pages

Date: February 5, 2004          DAVIDSON KEMPNER ADVISERS INC.

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Secretary

Date: February 5, 2004          MHD MANAGEMENT CO.

                                By: /s/ Thomas L. Kempner, Jr.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: General Partner

Date: February 5, 2004          MARVIN H. DAVIDSON


                                /s/ Marvin H. Davidson
                                ---------------------------------------------

Date: February 5, 2004          THOMAS L. KEMPNER, JR.


                                /s/ Thomas L. Kempner, Jr.
                                ---------------------------------------------

Date: February 5, 2004          STEPHEN M. DOWICZ


                                /s/ Stephen M. Dowicz
                                ---------------------------------------------

Date: February 5, 2004          SCOTT E. DAVIDSON


                                /s/ Scott E. Davidson
                                ---------------------------------------------

Date: February 5, 2004          MICHAEL J. LEFFELL


                                /s/ Michael J. Leffell
                                ---------------------------------------------

Date: February 5, 2004          TIMOTHY I. LEVART


                                /s/ Timothy I. Levart
                                ---------------------------------------------

Date: February 5, 2004          ROBERT J. BRIVIO, JR.


                                /s/ Robert J. Brivio, Jr.
                                ---------------------------------------------